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                                  EXHIBIT 9(n)

        FORM OF SHAREHOLDER SERVICE PROVIDER AGREEMENT FOR THE REGISTRANT






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                     SHAREHOLDER SERVICE PROVIDER AGREEMENT
                               THE HIGHMARK GROUP

         The HighMark Group (the "Fund"), an open-end investment company registered under the Investment Company Act of 1940, as amended, is authorized to retain ________________________, a ___________________ (the "Service
Provider") to provide the shareholder services described in Section 1 to clients of the Service Provider (the "Clients") who from time to time beneficially own shares (the "Shares") of any Portfolio. The Service Provider is willing to provide such services in accordance with the terms and conditions of this Agreement.

SECTION 1. The Service Provider agrees to provide one or more of the following shareholder services to Clients who from time to time beneficially own shares:

               (i) maintaining accounts relating to Clients that invest in Shares;

               (ii) providing information periodically to Clients showing their positions in Shares;

               (iii) arranging for bank wires;

               (iv) responding to Client inquiries relating to the services performed by the Service Provider;

               (v) responding to inquiries from Clients concerning their investments in Shares;

               (vi) forwarding shareholder communications from the Fund (such as proxies, shareholder reports, annual and semi-annual financial statements and dividend, distribution and tax notices) to Clients;

               (vii) processing purchase, exchange and redemption requests from Clients and placing such orders with the Fund or its service providers;

               (viii) assisting Clients in changing dividend options, account designations, and addresses;

               (ix) providing subaccounting with respect to Shares beneficially owned by Clients;

               (x) processing dividend payments from the Fund on behalf of the Clients; and

               (xi) providing such other similar services as the Fund may reasonably request to the extent that the Service Provider is permitted to do so under applicable laws or regulations.

SECTION 2. The Service Provider will provide all office space and equipment, telephone facilities and personnel (which may be part of the space, equipment and facilities currently used in the Service Provider's business, or any personnel employed by the Service Provider) as may be reasonably necessary or beneficial in order to provide the aforementioned services and assistance to Clients.

SECTION 3. Neither the Service Provider nor any of its officers, employees, or agents are authorized to make any representations concerning the Fund or the Shares except those contained in the Fund's then-current prospectus or Statement of Additional Information for the Shares, copies of which will be supplied to the Service provider, or in such supplemental literature or advertising as may be authorized in writing.

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SECTION 4. For purposes of this Agreement, the Service Provider will be deemed to be an independent contractor, and will have no authority to act as agent for the Fund in any matter or in any respect. By its written acceptance of this Agreement, the Service Provider agrees to and does release, indemnify, and hold the Fund harmless from and against any and all direct or indirect liabilities or losses resulting from requests, directions, actions, or inactions of or by the Service Provider or its officers, employees, or agents regarding the Service Provider's responsibilities hereunder or the purchase, redemption, transfer, or registration of Shares (or orders relating to the same) by or on behalf of Clients. The Service Provider and its officers and employees will, upon request, be available during normal business hours to consult with representatives of the Fund or their designees concerning the performance of the Service Provider's responsibilities under this Agreement.

SECTION 5. In consideration of the services and facilities provided by the Service Provider hereunder, the Fund will pay to the Service Provider, and the Service Provider will accept as full payment therefor, a fee, as agreed from time to time, at an annual rate of up to .25% (twenty-five basis points) of the average daily net asset value of Class A Shares of each Portfolio owned by all Clients of the Service Provider with whom the Service Provider has a servicing relationship (the "Clients' Shares"), which fee will be computed daily and paid monthly.

SECTION 6. The Fund may enter into other similar servicing agreements with any other person or persons without the Service Provider's consent.

SECTION 7. This Agreement will become effective on the date a fully executed copy of this Agreement is received by the Fund or its designee and shall continue until terminated by either party. This Agreement is terminable with respect to the Shares of any Portfolio, without penalty, at any time by the Fund or by the Service Provider upon written notice.

SECTION 8. All notices and other communications to either the Fund or to the Service Provider will be duly given if mailed, telegraphed, telefaxed, or transmitted by similar communications device to the appropriate address stated herein, or to such other address as either party shall so provide the other.

SECTION 9. This Agreement will be construed in accordance with the laws of the Commonwealth of Massachusetts and may not be "assigned" by either party thereto as that term is defined in the Investment Company Act of 1940.

By their signatures, the Fund and the Service Provider agree to the terms of this Agreement.

THE HIGHMARK GROUP

By: ___________________________________  Date: ________________

___________________________________
(Service Provider)

By: ___________________________________  Date: ________________

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